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                                                                  Exhibit: 10.1T


SECURITY INTEREST AGREEMENT                                         May 16, 1991

WHEREAS the Trudy Corp of 165 Water Street in Norwalk, Ct. (hereafter "Trudy") is seeking to open additional letters of credit in the Orient to import new merchandise for confirmed and pending orders, and

WHEREAS the Trudy Corp needs additional cash collateral to provide to Union Trust as a condition for opening the Letters of Credit, and has to date been unable to secure financing from other sources, and

WHEREAS William W. Burnham (hereafter "Burnham") of White Oak Shade Road in New Canaan, Ct. is willing to assist Trudy Corp by hypothecating and assigning his personal Investment Savings Account at Union Trust (A/C #350328639 for $36,460.00 as of 5/16/91) as the necessary collateral for Trudy Corp to achieve the opening of the Letters of Credit (L/C #1001267 with separate drawings for $8,160.00, and for $28,300.00),

NOW THEREFORE, Trudy Corp agrees to provide a security interest to Burnham in recognition of the value he is providing the company and the risks inherent therein. Given that this collateral is necessary for the company to obtain needed product to survive, that collateral has great value to Trudy, in excess of the stated value of the merchandise imported.

Trudy agrees to give Burnham's collateral interest in all Cash or Securities, all Accounts Receivable both of Trudy and its subsidiary, Soundprints, all inventory of whatever kind, and all furniture and fixtures. This security interest shall be limited to the amount of the letter of Credit referred to above plus imputed interest of 12% per annum.

Burnham shall be entitled to perfect his security interest, if and when, Trudy is unable to pay Union Trust on maturity of the Letter of Credit and the Bank takes possession of the collateral. In such circumstances, Burnham shall have a collateral interest second only to that of Union Trust (if any), but in any event senior to all trade creditors and to all other liabilities of the Company unless otherwise stated or stipulated by legislation.

Both parties agree that there may be partial reductions under this agreement as goods are imported and paid for by Trudy; the collateral interest shall be reduced pro rata.

AGREED:  /s/ Peter P. Ogilvie                  ACCEPTED:  /s/ William W. Burnham
         ----------------------                           ----------------------
         Peter P. Ogilvie                                 William W. Burnham
         for Trudy Corp


                                                                         5/22/91